Exhibit 21

Hungarian Telephone and Cable Corp. Subsidiaries

Hungarian Entities

Hungarotel Tavkozlesi Zrt.

HTCC Menedzsment es Tanacsado Kft.

Pantel Tavkozlesi Kft.

PanTel TechnoCom Kft.

Invitel Tavkozlesi Zrt.

Euroweb Internet Szolgaltato Zrt.

V-holding Tanacsado Zrt.

Slovakian Entity

PanTel Slovakia s.r.o.

Slovenian Entity

PanTel Telekommunikacije in Kommunikacije d.o.o.

The Netherlands Entities

HTCC Holdco I, B.V.

HTCC Holdco II, B.V.

Magyar Telecom B.V.

The Netherlands Antilles Entities

Matel Holdings N.V.

Austrian Entity

PanTel Telecommunications and Communications Services GmbH

Romanian Entities

PanTel Romania SRL

S. C. Euroweb Romania S.A.

Serbian Entity

Preduzece Kommunikacije PanTel d.o.o. Beograd

Bulgarian Entity

PanTel Bulgaria EAD